Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 13 to the Registration Statement No. 333-160951 on Form N-4 of our report dated April 24, 2012 relating to the financial statements of each of the portfolios of Separate Account No. 49 of AXA Equitable Life Insurance Company for the year ended December 31, 2011, and of our report dated March 8, 2012, relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2011. We also consent to the reference to us under the heading “Custodian and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 24, 2012